Exhibit 97.1

TILE SHOP HOLDINGS, INC.

COMPENSATION RECOVERY POLICY

(Effective February 28, 2023)

Introduction

The Board of Directors (the “Board”) of Tile Shop Holdings, Inc. (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”), which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).

Covered Executives

This Policy applies to the Company's current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed (the “Covered Executives”).

Recovery in General;  Applicable Accounting Restatements

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the Compensation Committee of the Board (the “Committee”) will promptly recover any erroneously awarded Incentive-Based Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such an Accounting Restatement (including, where required under Section 10D of the Exchange Act, any transition period resulting from a change in the Company’s fiscal year).

For this purpose, the date that the Company is required to prepare an Accounting Restatement shall be the earlier of (i) the date that the Board (or the officer of officers of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

For purposes of this Policy, Incentive-Based Compensation shall be deemed to be received by a Covered Executive in the Company’s fiscal period during which the Financial Reporting Measure (as defined below) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Incentive-Based Compensation

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below).  Examples of Incentive-Based Compensation may include any of the following:

•	Non-equity incentive plan awards that are earned based wholly or in part on the attainment of a Financial Reporting Measure;
•	Bonuses paid from a bonus pool, the size of which pool is determined based wholly or in part on the attainment of a Financial Reporting Measure;
•	Other cash awards based on the attainment of a Financial Reporting Measure;
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Restricted stock, Restricted stock units, performance shares, performance share units, stock options and stock appreciation rights that are granted or become vested based wholly or in part on the attainment of a Financial Reporting Measure; and

•	Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on the attainment of a Financial Reporting Measure.

Examples of compensation that does not constitute Incentive-Based Compensation may include the following:

•	Salaries;
•	Bonuses paid solely at the discretion of the Committee or the Board (other than bonuses paid from a bonus pool that is determined based on the attainment of one or more Financial Reporting Measures);
•	Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or the completion of a specified period of employment; and
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Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures (e.g., opening a specified number of stores, completion of a project, increase in market share).

For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.  Financial Reporting Measures include stock price and total shareholder return.  Other examples of Financial Reporting measures include (without limitation) measures based on or derived from the following accounting-based metrics:

•	Revenues;
•	Net income;
•	Operating income;
•	Net assets or net asset value per share;
•	Earnings before interest, taxes, depreciation and amortization;
•	Funds from operations and adjusted funds from operations;

•	Liquidity measures (e.g., working capital, operating cash flow);
•	Return measures (e.g., return on invested capital, return on assets, return on capital employed);
•	Earnings measures (e.g., earnings per share);
•	Sales per square foot or same store sales, where sales is subject to an Accounting Restatement; and
•	Tax basis income.

Erroneously Awarded Compensation: Amount Subject to Recovery

The amount to be recovered from a Covered Executive in the event of an Accounting Restatement shall equal the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid.

Where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement (as in the case of Incentive-Based Compensation based on stock price or total shareholder return), the Committee shall determine such amount based on a reasonable estimate of the effect of the Accounting Restatement on the applicable Financial Reporting Measure, and the Committee shall maintain documentation of any such estimate and provide such documentation to the applicable securities exchange.

Notwithstanding the foregoing, the Company need not recover erroneously awarded Incentive-Based Compensation from a Covered Executive to the extent that the Committee determines that such recovery would be impracticable and either:

•

The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (determined by the Committee after making and documenting a reasonable attempt to recover such erroneously awarded compensation, and providing documentation of such reasonable attempt to recover to the applicable securities exchange); or

•

Full recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder.

To the extent that this Policy otherwise would provide for recovery of Incentive-Based Compensation that the Company has recovered from a Covered Executive pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (or pursuant to any other recovery obligation), the amount already so recovered from such Covered Executive may be credited against the recovery otherwise required under this Policy.

Method of Recovery

The Committee will determine, in its discretion, the method or methods for recovering any erroneously awarded Incentive-Based Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the applicable securities exchange.  Without limiting the foregoing, the methods that the Committee, in its discretion, may determine to use to recover erroneously awarded Incentive-Based Compensation hereunder may include, by way of example, the forfeiture or repayment of Incentive-Based Compensation, the forfeiture or repayment of time-based equity or cash incentive compensation awards, the forfeiture of benefits under a nonqualified deferred compensation plan, and the offset of all or a portion of the amount of the erroneously awarded Incentive-Based Compensation against other compensation payable to the Covered Executive.

No Indemnification

The Company shall not indemnify any Covered Executive against the loss of any erroneously awarded Incentive-Based Compensation.

Administration

This Policy shall be administered by the Committee.  The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the national securities exchange on which the Company's securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to Incentive-Based Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect the final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any final rules or standards adopted by the national securities exchange on which the Company's securities are listed. The Board may terminate this Policy at any time.

Policy Not Exclusive

The Committee may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators and other legal representatives.

Filings

The Committee shall cause the Company to make any filings with, or submissions to, the Securities Exchange Commission and the applicable national securities exchange that may be required pursuant to rules adopted pursuant to Section 10D of the Exchange Act.

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